Exhibit 99.1

September 10, 2013

StanCorp Financial Group, Inc. Announces Strategic Leadership Changes

PORTLAND, Ore. — September 10, 2013 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced strategic changes in its executive leadership team.

Jim Harbolt has been named vice president of Asset Management and will assume leadership of the Asset Management segment, which includes retirement plans, individual annuities and StanCorp Investment Advisers. Harbolt was previously co-leader of the Insurance Services segment.

Dan McMillan has been named vice president of Employee Benefits, and will assume leadership of this business. McMillan was previously co-leader of the Insurance Services segment, which included employee benefits and the individual disability segment.

Katherine Durham, vice president of Corporate Marketing and Communications will assume responsibility for the individual disability insurance business along with her current duties.

Scott Hibbs has been appointed vice president and chief investment officer. In addition to his current responsibilities overseeing commercial mortgage loan investments, Hibbs will lead the fixed income investment team and will oversee the investment strategies for StanCorp, including optimizing investment performance within the Company’s asset liability management program. Hibbs was previously vice president of Asset Management.

“We are fortunate to have very strong leaders at StanCorp and these changes are an important part of our executive development process,” said Greg Ness, chairman, president and chief executive officer. “We have a philosophy of creating opportunities to broaden our leaders’ skills and expertise across the Company and to deepen their management perspective. This is how we grow leaders at StanCorp.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

Assistant Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com